Exhibit 3.3
SUMMIT HOTEL PROPERTIES, INC.
ARTICLES SUPPLEMENTARY

6.45% Series D Cumulative Redeemable Preferred Stock

Summit Hotel Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:
FIRST: Under a power set forth in Article VI of the Articles of Amendment and Restatement of the Corporation, as amended and restated and as supplemented by Articles Supplementary accepted for record by the SDAT on June 22, 2016 (which, as hereinafter amended, restated or supplemented from time to time is herein called the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolution duly adopted, classified and designated 5,000,000 authorized but unissued shares of preferred stock (the “Additional Shares”), $0.01 par value per share, of the Corporation as additional 6.45% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series D Preferred Stock set forth in the Charter.
SECOND: The Additional Shares have been classified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to the classification and designation of the Additional Shares set forth herein, the total number of shares of Series D Preferred Stock that the Corporation has authority to issue is 8,000,000 shares.
THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by the undersigned officer and attested to by its Secretary on this 2nd day of August, 2016.

ATTEST:	SUMMIT HOTEL PROPERTIES, INC.

/s/ Christopher R. Eng	By:	/s/ Greg A. Dowell (SEAL)
Name: Christopher R. Eng		Greg A. Dowell
Title: Secretary		Executive Vice President, Chief
Financial Officer and Treasurer